EXHIBITS INDEX


                              SILVERADO MINES LTD.

                     Exhibits Filed with Report on Form 10-K
                       Fiscal year ended November 30, 1996




                Exhibit (23) Consent of KPMG Peat Marwick Thorne

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KPMG
Chartered Accountants
Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3 Canada

Telephone (604)691-3000
Telefax   (604)691-3031

http://www.kpmg.ca


INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Silverado Mines Ltd.


We consent to incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 33-78098) of Silverado Mines Ltd. of our report dated January 17, 1997 relating to the consolidated balance sheets of Silverado Mines Ltd. as of November 30, 1996 and 1995, and the related consolidated statements of operations and accumulated deficit, cash flows and changes in share capital and capital surplus for each of the years in the three year period ended November 30, 1996, which report appears in the November 30, 1996 annual report on Form 10-K of Silverado Mines Ltd.

Our auditors' report relating to the financial statements referred to in the preceding paragraph is supplemented by a report entitled "Comments By Auditors For U.S. Readers On Canada-U.S. Reporting Conflict" that states that Canadian reporting standards do not permit reference to uncertainties such as the Company's ability to continue as a going concern and recover reported asset amounts, as discussed in Note 1(a) to the consolidated financial statements, when the uncertainties are adequately disclosed in the financial statements and accompanying notes. Under United States reporting standards such uncertainties would be described in the auditors' report in an explanatory paragraph following the opinion paragraph.



/S/ KPMG

Vancouver, Canada
March 27, 1997